UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2004

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26878	95-4782077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (323) 817-4600

(Former name or former address, if changed since last report)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

ITEM 12—RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On March 2, 2004, Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), issued a press release announcing earnings for the year ended December 31, 2003. The text of the press release is set forth below:

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2003 RESULTS

Los Angeles, CA—Gemstar-TV Guide International, Inc. (NASDAQ: GMST) (“Gemstar-TV Guide” or the “Company”) announced that for the fourth quarter ended December 31, 2003, the Company had a net loss of $491.4 million, or $(1.20) per diluted share, which included a non-cash impairment charge of intangible assets of approximately $416.5 million and a $75.0 million charge related to shareholder litigation and certain other legal matters. This compares to a net loss of $1.3 billion, or $(3.19) per diluted share in the fourth quarter of 2002, which included a non-cash impairment charge of intangible assets of $1.1 billion. Fourth quarter revenues in 2003 decreased by $27.6 million, or 11.3% to $217.1 million, down from $244.7 million in the comparable prior year quarter.

Operating loss for the fourth quarter ended December 31, 2003 was $501.5 million, which included amortization and depreciation charges of $17.5 million as well as the $416.5 million impairment charge and the $75.0 million in legal charges noted above. Operating loss for the fourth quarter ended December 31, 2002 was $1.2 billion, which included amortization and depreciation charges of $68.3 million and the $1.1 billion impairment charge noted above.

The Company had a net loss of $577.4 million or $(1.41) per diluted share for the year ended December 31, 2003 compared to $6.4 billion or $(15.64) per diluted share for the year ended December 31, 2002. Revenues in 2003 decreased by $122.7 million, or 12.3%, to $878.7 million, down from $1,001.4 million in the prior year.

“From a financial perspective, we are obviously pleased to be turning the page on 2003. However, the past year was a successful time for the Company, as we made substantial progress in key areas of our businesses,” said Jeff Shell, CEO of Gemstar-TV Guide. “We have resolved many of our corporate and legal challenges, signed critical licensing agreements including long-term arrangements with the four largest MSOs in North America and 12 of the leading worldwide consumer electronics manufacturers, and took important measures to improve the quality of our products across the board. These developments will result in a contractually committed revenue base, decreased corporate and legal costs, and, most importantly, critical distribution for our products. Taken together, these steps provide the foundation for significantly improved financial performance in the future.”

Key Developments

•	In December 2003, the Company signed a long-term licensing and distribution agreement for DirecTV, Inc. to use Gemstar-TV Guide’s intellectual property and technology, as well as the TV Guide brand, in interactive program guides (“IPG”) across its subscriber base. Under this agreement, which was effective in January 2004, Gemstar is receiving fees from DirecTV for a non-exclusive patent license that allows DirecTV to use Gemstar’s intellectual property and technology in its own IPGs or, alternatively, in IPGs supplied to DirecTV by its vendors. In addition, the launch of TV Guide Channel on DirecTV in January added more than 10 million households to the network’s distribution.

•	Gemstar-TV Guide’s Consumer Electronics Group reached IPG licensing agreements with LG Electronics, Sony and Mitsubishi. The LG Electronics agreement allows LG to incorporate TV Guide On Screen, Gemstar-TV Guide’s IPG for consumer electronics, into digital television products, digital video recorders (“DVR”) and DVD recorders sold in North America. Among the first LG products to include TV Guide On Screen will be a new HDTV DVR and a unique 60-inch rear-projection LCD integrated high-definition television with a built-in DVR. The Company’s multi-year licensing agreement with Sony allows Sony to incorporate Gemstar-TV Guide’s IPG for the consumer electronics arena into certain Sony digital products in Japan. The licensed products include digital recording devices and televisions. The multi-year licensing agreement with Mitsubishi allows Mitsubishi to incorporate TV Guide On Screen into Mitsubishi digital televisions and digital recorders in North America.

•	In February 2004, Gemstar-TV Guide agreed to enter into a long-term non-exclusive patent license and distribution agreement with Comcast Corporation, which includes a one-time payment by Comcast to Gemstar-TV Guide of $250 million in cash at the closing. The payment provides Comcast with the right to use Gemstar’s intellectual property and technology as well as the TV Guide brand and content on its IPGs. Gemstar-TV Guide and Comcast also agreed to form a joint IPG development group, with the goal of creating an industry-leading guide for Comcast and the cable industry. The joint development group will use the existing TV Guide Interactive IPG as a foundation for its development. Additionally, Gemstar will enter into new distribution arrangements with Comcast that provide for carriage of the TV Guide Channel, as well as the launch of TV Guide On Demand and the TVG Network throughout various Comcast systems. The transaction is expected to close in the second quarter of 2004.

•	In February 2004, Gemstar-TV Guide and Pioneer Electronics signed multi-year licensing agreements under which Pioneer has licensed the right to incorporate Gemstar-TV Guide’s IPG for consumer electronics products into Pioneer digital televisions and digital recorders in North America, Japan and Europe. The agreements also include a patent license that enables Pioneer to incorporate Gemstar-TV Guide’s technology into Pioneer’s digital cable set-top boxes and its IPG in North America. The deal includes a one-time payment of $14 million and resolves all outstanding litigation between the two companies.

•	In February 2004, the Company reached an agreement to settle the consolidated shareholder class action lawsuits pending in the U.S. District Court for the Central District of California. Charges in the suits relate to certain accounting practices and financial reporting under former management. Under the agreement, the total settlement amount is $67.5 million, which will be paid in cash and stock. As part of the settlement, Gemstar-TV Guide will assign to the class certain of its claims against its former auditors, KPMG. The class retains all of its securities fraud claims against the Company’s former CEO and CFO and former auditors. Gemstar-TV Guide retains all of its claims against its former CEO and CFO and its claims against its insurance carriers related to the defense and settlement of these actions and related matters. The settlement does not resolve the related shareholder derivative suits or the non-consolidated securities fraud cases still pending against the Company.

•	And finally, Gemstar-TV Guide today announced an agreement with EchoStar Communications Corporation which includes a long-term non-exclusive patent license allowing EchoStar to utilize Gemstar-TV Guide’s intellectual property and technology, as well as the TV Guide brand and content, on its IPGs. Gemstar also agreed to sell substantially all of the Company’s assets relating to its SuperStar/Netlink LLC (“SNG”), UVTV distribution services and SpaceCom businesses (collectively, “the SNG businesses”), and to enter into agreements for EchoStar to launch the TV Guide Channel, and to extend distribution of the TVG Network on its DISH Network. As part of these agreements, EchoStar will pay Gemstar-TV Guide approximately $238 million in a one-time, cash payment. The parties also signed an agreement that resolves all outstanding litigation between the two companies. The transaction is expected to close in the second quarter of 2004.

Updated 2004 Outlook

For the year ending December 31, 2004, the Company expects to achieve operating income of $44.0 million to $69.0 million, which includes depreciation, amortization and stock compensation of approximately $42.0 million. This operating income guidance excludes approximately $14.0 million of partial-year income from the SNG businesses (not including any gain or loss and income tax effects on the pending sale). The $14.0 million in income will be recorded as part of discontinued operations and will be presented apart from and below the Company’s operating income on its consolidated statement of operations. The Company’s updated outlook includes one-time payments and recurring revenue to be received from Pioneer, Samsung, EchoStar and Comcast, all associated with those recent transactions. This guidance reflects the elimination of revenues and income from the Company’s SNG businesses after March 31, 2004. The sale of the SNG businesses are subject to certain closing conditions and such closing date could be materially different than the March 31, 2004 date used in this guidance. These expectations do not include any financial impact arising from the resolution of any of the Company’s pending legal proceedings, except as specifically noted above.

4Q03 Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the quarters ended December 31, 2003 and 2002 by segment (please also see the Company’s Form 10-K filed today which contains more detailed information, such as revenue by business unit, on each segment):

Quarters Ended December 31, 2003 and 2002 Consolidated and Segment Performance (1)
(in thousands)	Three Months Ended
	12/31/2003	12/31/2002
Publishing Segment:
Revenues	$107,980	$123,342
Operating Expenses (2)	109,630	135,455

Adjusted EBITDA (3)	$(1,650)	$(12,113)

Cable and Satellite Segment:
Revenues	$84,206	$96,582
Operating Expenses (2)	59,018	55,441

Adjusted EBITDA (3)	$25,188	$41,141

CE Licensing Segment:
Revenues	$24,892	$24,803
Operating Expenses (2)	19,649	30,900

Adjusted EBITDA (3)	$5,243	$(6,097)

Corporate Segment:
Operating Expenses (2)	$95,852	$56,686

Adjusted EBITDA (3)	$(95,852)	$(56,686)

Consolidated:
Revenues	$217,078	$244,727
Operating Expenses (2)	284,149	278,482

Adjusted EBITDA (3)	$(67,071)	$(33,755)

Stock compensation	(442)	(4,153)
Depreciation and amortization	(17,486)	(68,290)
Impairment of intangible assets	(416,481)	(1,141,497)

Operating loss	(501,480)	(1,247,695)
Interest expense	(1,153)	(1,933)
Other expense, net	(936)	(94,763)

Loss before income taxes	$(503,569)	$(1,344,391)

(1)	The accompanying presentation presents information on the Company’s reportable operating segments in accordance with SFAS No. 131.

(2)	Operating expenses means Operating Expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.

(3)	Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation, depreciation and amortization and impairment of intangible assets. Due to purchase accounting related to our mergers with TV Guide on July 12, 2000 and SkyMall on July 18, 2001, the results of operations reflect significant increases in amortization of finite-lived intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our management to measure the operating profits or losses of our business. Adjusted EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider this term to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income (loss), net income (loss), cash flow provided by (used in) operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this report.

Publishing Segment

For the three months ended December 31, 2003, revenues for the Publishing Segment were $108.0 million, a decrease of $15.4 million or 12.5% from revenues of $123.3 million in the prior year quarter. This decrease in revenues was primarily due to declines in newstand and subscriber circulation revenue of $13.2 million as well as a decrease in advertising revenue of $4.9 million at TV Guide magazine offset by a $1.8 million increase in revenue at SkyMall. In September 2003, TV Guide magazine debuted its first significant redesign in many years. While the relaunch helped to stabilize subscription and advertising revenue at TV Guide magazine, newsstand sales have continued to decline.

As previously announced, the Company planned to invest approximately $20.0 million in the magazine. Through December 31, 2003, the Company spent substantially all of this investment, with $4.4 million having been spent in the fourth quarter of 2003. Additionally, the Company took a non-cash impairment charge of approximately $416.5 million in the fourth quarter of 2003. Approximately $391.0 million of this non-cash charge related to the writing down of certain goodwill and indefinite-lived intangible assets associated with TV Guide magazine, with the remaining amount being primarily related to the write down of certain goodwill and finite-lived intangible assets at the Company’s C-band business in the Cable and Satellite Segment.

For the three months ended December 31, 2003, Adjusted EBITDA for the Publishing Segment was $(1.7) million, an increase of $10.5 million from the prior year quarter. The increase is due to reduced expenses at the Company’s eBook operations of $24.1 million, including a $16.2 million reserve for lease abandonment recorded in the fourth quarter of 2002 and a $3.6 million decrease in the cost of magazine production, primarily from reduced paper and postage expenses, offset by a $15.4 million decline in revenues and the $4.4 million investment noted above.

Cable and Satellite Segment

For the three months ended December 31, 2003, revenues for the Cable and Satellite Segment were $84.2 million, a decrease of $12.4 million or 12.8%, from revenues of $96.6 million in the prior year quarter. This decrease in revenues was primarily attributable to decreased subscriber and conversion revenues of $17.7 million at the SNG businesses, including operations of UVTV and Spacecom, decreased revenues at TV Guide Interactive of $2.8 million, offset by increased wagering revenue at TV Games (“TVG”) of $2.2 million and a $4.4 million increase in advertising and subscription revenues at TV Guide Channel.

As expected, the C-band direct-to-home satellite market, in which SNG operates, continues to decline due to the growth of newer generation DSS systems and continued cable system expansions. As of December 31, 2003, SNG provided service to 236,000 C-band subscribers, a decrease of 11.3% from the 266,000 subscribers served by SNG as of September 30, 2003 and a decrease of 34.6% from the 361,000 subscribers served by SNG at December 31, 2002. Today, the Company entered into an agreement with EchoStar that includes the sale of substantially all of the assets of SNG.

The decrease in TV Guide Interactive revenues was primarily due to a decrease in advertising revenues. TV Guide Interactive added more than 400,000 subscribers during the fourth quarter of 2003.

The increase in revenues at TVG resulted primarily from strong wagering revenues at our licensees and a 52% growth in TVG wagering account holders. At December 31, 2003, TVG was available in 12.3 million domestic satellite and cable homes versus 11.5 million in the third quarter of 2003 and 8.4 million in the fourth quarter of 2002.

For the three months ended December 31, 2003, Adjusted EBITDA for the Cable and Satellite Segment was $25.2 million, a decrease of $16.0 million or 38.8% from Adjusted EBITDA of $41.1 million in the prior year quarter. The decline was primarily due to revenue declines noted above at the SNG businesses as well as increased expenses at TV Guide Interactive and TV Guide Channel primarily related to significant product development, enhancement initiatives and severance expenses. The declines were offset by increased advertising revenues at TV Guide Channel and decreases in expenses primarily due to reduced programming fees at SNG associated with the decrease in C-band subscribers.

Consumer Electronics Licensing Segment

For the three months ended December 31, 2003, revenues for the Consumer Electronics Licensing (CE Licensing) Segment were $24.9 million, which were essentially flat from the same quarter last year, as declines in revenues from VCR+ were offset by increases in revenues from Guide+ and from DSS licensing. Recurring revenues from DSS licensing in this segment will decline dramatically beginning in the first quarter of 2004 due to the Company’s agreement with DirecTV. DirecTV will pay Gemstar-TV Guide recurring license fees based initially on new subscribers, replacing the manufacturers’ per unit license fees paid in 2003.

For the three months ended December 31, 2003, Adjusted EBITDA for the CE Licensing Segment was $5.2 million, an increase of $11.3 million from Adjusted EBITDA of $(6.1) million in the prior year quarter. This increase was primarily attributable to a decrease in bad debt expense and lower legal expenses.

Corporate Segment

For the three months ended December 31, 2003, Adjusted EBITDA for the Corporate Segment was $(95.9) million, a decrease of $39.2 million from Adjusted EBITDA of $(56.7) million in the prior year quarter. The decrease was primarily due to the $75.0 million charge for legal matters recorded in the fourth quarter of 2003 offset by charges recorded in the fourth quarter of 2002 of $5.7 million related to a settlement with the Department of Justice and $25.9 million for the November 2002 management restructuring as well as higher audit fees in the fourth quarter of 2002 in connection with the Company’s restatement of its financial statements.

Discussion of Cash and Liquidity Position

As of December 31, 2003, the Company’s cash, cash equivalents and current marketable securities were $262.3 million, excluding restricted cash of $37.5 million. Outstanding debt and capital lease obligations—both short and long term—were $140.8 million, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $121.4 million, excluding $37.5 million in restricted cash. During the fourth quarter of 2003, the Company repaid $21.3 million in debt and capital lease obligations and received approximately $24.3 million from the exercise of stock options primarily by former executives.

Conference Call Information

Investors are invited to participate in the public teleconference on Tuesday, March 2, 2004 at 2 pm PT. The dial in number is (800) 884-5695 for domestic and (617) 786-2960 for international callers. The passcode is “54607024.” CEO Jeff Shell and CFO Brian Urban will host the teleconference. If you are unable to participate in the call and would like to hear a replay, please call (888) 286-8010 for domestic and (617) 801-6888 for international callers. The passcode is “20310315.”

The replay will be available approximately one hour following the call through Tuesday, March 16, 2004.

This call is also being webcast by CCBN and can be accessed on the Gemstar-TV Guide International web site at www.gemstartvguide.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements including expectations about increased TV Guide magazine circulation and advertising revenue in 2004 as a result of investments in editorial improvements and enhanced marketing efforts. These statements involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Interactive, TV Guide On Screen, G-Guide, VCR Plus+, GUIDE Plus+, TVG Network, SkyMall and Gemstar eBook are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

###

Contact:

Gemstar-TV Guide International, Inc.

Brian Urban (Analysts), 323-817-4600

Christine Levesque (Media), 212-852-7585

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2003	2002
A S S E T S
Current assets:
Cash and cash equivalents	$257,360	$350,262
Restricted cash	37,546	37,068
Marketable securities	4,897	11,456
Receivables, net	131,531	152,522
Deferred tax assets, net	21,175	41,438
Other current assets	26,884	25,202

Total current assets	479,393	617,948
Property and equipment, net	51,115	60,334
Indefinite-lived intangible assets	125,673	316,273
Finite-lived intangible assets, net	180,860	347,551
Goodwill	380,070	589,845
Income taxes receivable	69,329	89,770
Other assets	47,729	67,453

	$1,334,169	$2,089,174

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y
Current liabilities:
Accounts payable and accrued liabilities	$275,926	$292,427
Current portion of long-term debt and capital lease obligations	2,104	92,348
Current portion of deferred revenue	186,147	219,417

Total current liabilities	464,177	604,192
Deferred tax liabilities, net	156,645	210,219
Long-term debt and capital lease obligations, less current portion	138,736	163,861
Deferred revenue, less current portion	137,047	163,584
Other liabilities	61,591	52,848
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	—	—
Common stock, par value $.01 per share; authorized 2,350,000 shares; 427,864 shares issued and 417,845 shares outstanding at December 31, 2003; 418,175 shares issued and 408,156 shares outstanding at December 31, 2002	4,279	4,182
Additional paid-in capital	8,452,702	8,422,797
Accumulated deficit	(7,983,239)	(7,405,841)
Accumulated other comprehensive income, net of tax	743	4,204
Unearned compensation	(246)	(32,606)
Treasury stock, at cost; 10,019 shares at December 31, 2003 and 2002	(98,266)	(98,266)

Total stockholders’ equity	375,973	894,470

	$1,334,169	$2,089,174

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year ended December 31,
	2003	2002	2001
Revenues:
Publishing	$425,914	$475,242	$540,909
Cable and satellite	338,846	405,988	469,096
Consumer electronics licensing	113,892	120,161	149,167

	878,652	1,001,391	1,159,172
Operating expenses:
Operating expenses, exclusive of expenses shown below	880,391	881,707	891,608
Stock compensation	33,551	23,965	46,538
Depreciation and amortization	172,940	356,354	940,670
Impairment of intangible assets	416,481	2,446,836	10,800

	1,503,363	3,708,862	1,889,616

Operating loss	(624,711)	(2,707,471)	(730,444)
Interest expense	(6,164)	(9,839)	(27,375)
Loss on debt extinguishment	—	—	(3,331)
Other expense, net	(3,105)	(106,931)	(168,171)

Loss before income taxes and cumulative effect of an accounting change	(633,980)	(2,824,241)	(929,321)
Income tax benefit	(56,582)	(589,103)	(178,645)

Loss before cumulative effect of an accounting change	(577,398)	(2,235,138	(750,676)
Cumulative effect of an accounting change, net of tax	—	(4,188,037)	—

Net loss	$(577,398)	$(6,423,175)	$(750,676)

Basic and diluted loss per share:
Loss before cumulative effect of an accounting change	$(1.41)	$(5.44)	$(1.82)
Cumulative effect of an accounting change, net of taxes	—	(10.20)	—

Net loss	$(1.41)	$(15.64)	$(1.82)

Weighted average shares outstanding—basic and diluted	410,265	410,610	412,389

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(577,398)	$(6,423,175)	$(750,676)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of an accounting change, net of tax	—	4,188,037	—
Depreciation and amortization	172,940	356,354	940,670
Deferred income taxes	(52,817)	(640,981)	(158,456)
Tax benefit associated with stock options	—	1,651	21,580
Stock compensation expense	33,551	23,965	46,538
Impairment of intangible assets	416,481	2,446,836	10,800
Accretion of discount on note receivable	(2,972)	(4,106)	(3,701)
Investment write-downs	—	50,696	154,701
Transfer to restricted cash	—	(37,068)	—
Other	112	6,765	—
Changes in operating assets and liabilities:
Receivables	25,705	137,541	(24,161)
Other assets	37,254	(95,932)	4,919
Accounts payable, accrued liabilities and other liabilities	12,541	159,978	(117,922)
Deferred revenue	(59,807)	(63,781)	(6,028)

Net cash provided by operating activities	5,590	106,780	118,264

Cash flows from investing activities:
Investments and acquisitions	—	(2,077)	(23,519)
Cash acquired in acquisitions	—	—	2,361
Purchases of marketable securities	(4,635)	(45,840)	(104,388)
Sales and maturities of marketable securities	12,811	114,414	112,061
Proceeds from sale of assets	848	16	107,011
Additions to property and equipment	(16,159)	(9,722)	(17,135)
Other	(493)	(3,703)	(3,187)

Net cash (used in) provided by investing activities	(7,628)	53,088	73,204

Cash flows from financing activities:
Repayments of long-term debt	(113,000)	(75,000)	(249,750)
Repayment of senior subordinated notes	—	—	(71,134)
Repayments of capital lease obligations	(2,369)	(2,021)	(2,674)
Purchase of treasury stock	—	(63,423)	(6,404)
Proceeds from exercise of stock options	28,811	1,270	20,273
Distributions to minority interests	(5,097)	(18,555)	(19,269)

Net cash used in financing activities	(91,655)	(157,729)	(328,958)

Effect of exchange rate changes on cash and cash equivalents	791	(1,127)	(322)

Net (decrease) increase in cash and cash equivalents	(92,902)	1,012	(137,812)
Cash and cash equivalents at beginning of period	350,262	349,250	487,062

Cash and cash equivalents at end of period	$257,360	$350,262	$349,250

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$12,235	$64,479	$91,161
Cash paid for interest	5,641	15,850	31,169

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2004

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Stephen H. Kay

Stephen H. Kay Executive Vice President and General Counsel